POWER OF ATTORNEY

The undersigned, being a person required to file a statement under seciton 16(1) of the Securities Act of 1934 (the
"1934 Act") and/or Section 30(f) of the Investment Company
Act of 1940 (the "1940 Ac") with respect to The High Yield Income Fund, Inc., a Maryland corporation, does hereby appoint Deborah A. Docs, Robert F. Gunia, Marguerite E.H. Morrison and Grace Torres and each of them, as his attorney-in-fact to execute and deliver statements on Form 3, Form 4, and Form 5 as required by the 1934 Act and 1940 Act necessary or appropriate in connection with such statements, hereby confirming and ratifying all actions that such attorney-in -fact has taken or may take in reliance hereon.


IN WITNESS WHEREOF, the undersigned has duly executed this power of attorney on the 2nd day of December, 2003.


/s/Marguerite E. H. Morrison
Marguerite E. H. Morrison


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Social Security Number